                                                                    EXHIBIT 11.1

                          MUTUAL RISK MANAGEMENT LTD.

                       COMPUTATION OF EARNINGS PER SHARE

                                                     Quarter Ended June, 30        Six Months Ended June, 30
                                                 1999              1998             1999               1998

                                                       (in thousands except share and per share amounts)
Basic

 Income Available to Common Shareholders     $    18,095       $    16,092       $    36,894       $    31,366
                                              ==========        ==========        ==========        ==========


 Weighted Average Common Shares outstanding   43,411,317        41,379,758        43,024,869        40,668,137
                                              ----------        ----------        ----------        ----------

 Basic earnings per Common Share                   $0.42             $0.39             $0.86             $0.77
                                              ==========        ==========        ==========        ==========
 Diluted

 Income Available to Common Shareholders     $    18,095       $    16,092       $    36,894       $    31,266
 Debenture interest                                1,476             1,658             3,029             3,333
                                              ----------        ----------        ----------        ----------
                                                 $19,571       $    17,750       $    39,923       $    34,599
                                              ==========        ==========        ==========        ==========

 Weighted Average Common Shares outstanding   43,411,317        41,379,758        43,024,869        40,668,137
                                              ----------        ----------        ----------        ----------

 Common share equivalents associated with options, Redeemable Common Shares and Convertible Debentures :
          Options                              4,367,839         4,065,366         4,367,839         4,065,366
          Redeemable Common Shares                     0                 0                 0                 0
          Convertible Debentures               5,723,691         6,666,881         5,723,691         6,666,881
                                              ----------        ----------        ----------        ----------
                                              10,091,530        10,732,247        10,091,530        10,732,247

      Common Shares purchased with proceeds
        from options exercised                (2,902,018)       (1,871,117)       (2,609,288)       (1,395,040)
                                              ----------        ----------        ----------        ----------
                                               7,189,512         8,861,130         7,482,242         9,337,207
                                              ----------        ----------        ----------        ----------

      Total Weighted Average Common Shares    50,600,829        50,240,888        50,507,111        50,005,344
                                              ==========        ==========        ==========        ==========

 Diluted earnings per Common Share                 $0.39             $0.35             $0.79             $0.69
                                              ==========        ==========        ==========        ==========